Exhibit 1.01

Johnson Outdoors Inc.
Conflict Minerals Report for Calendar Year 2019
May 29, 2020

Exhibit 1.01
to Specialized Disclosure Report Accompanying Form SD
Filed with the SEC on: May 29, 2020

Signed by:	/s/ David W. Johnson
Name, Title: David W. Johnson, Chief Financial Officer
Date: May 29, 2020

Introduction:

Johnson Outdoors Inc. (“JOI,” “we,” “us,” “our”) is a publicly traded U.S. company that recognizes itself as an issuer as defined under section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, referred to in this report as “Dodd-Frank.”

JOI manufactures, and contracts to manufacture, products for which conflict minerals as defined by Dodd-Frank are necessary to functionality. JOI has reason to believe that some of these necessary conflict minerals may have originated from the Democratic Republic of Congo or adjoining countries, and that some of those minerals may not be solely from recycled or scrap sources. JOI has performed the requisite due diligence regarding the source and chain of custody of the 3TG conflict minerals (tin, tantalum, tungsten and gold) in its supply chain in the most recently completed calendar year, also known as Reporting Year 2019 (RY2019). JOI continues to comply with the requirements as an issuer under applicable requirements of the U.S. Securities and Exchange Commission (the “SEC”) by implementing, executing, managing, and continually improving our Conflict Minerals Program as mandated by applicable legislation, and reporting our findings to the SEC.

Filing this Conflict Minerals Report with our Form SD fulfills the requirements of Rule 13p-1 of the Securities and Exchange Act of 1934. This report includes elements, efforts, results, and conclusions of JOI’s compliance and due diligence activities required by applicable SEC requirements.

All terms and definitions in this report are as defined by the Final Rules promulgated under Dodd-Frank and by the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

JOI supports a clean and responsible minerals trade and supports the Responsible Minerals Initiative’s (RMI) Responsible Minerals Assurance Process (RMAP). Also included in these efforts is JOI’s support of and continued economic relationships with conflict-free smelters in Covered Countries (CCs). Covered Countries are defined as the Democratic Republic of Congo (DRC) and its nine adjoining countries: Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia. JOI performed due diligence on all smelters in our 3TG minerals supply chain that we have reason to believe sourced 3TG from Covered Countries, or that we have reason to believe had operations or activities in Covered Countries from point of extraction to end use.

Elements of JOI’s comprehensive Conflict Minerals Program are performed in every calendar month of each Reporting Year, making compliance with Dodd-Frank not only an annual project, but an ongoing endeavor. Engagement of JOI’s first-tier suppliers includes suppliers that are both in-scope of the law, as well as out-of-scope, to ensure that JOI evaluates 100% of the first-tier suppliers in our 3TG supply chain. JOI also evaluates Original Equipment Manufacturers (OEMs) that supply parts to JOI that may contain 3TG. By evaluating all first-tier suppliers and OEMs, JOI is able to assess and perform due diligence regarding 3TG smelters and refiners (hereinafter referred to collectively as smelters or SORs). Included in these efforts are the tasks of performing smelter risk assessments and evaluation.

JOI’s supply chain compliance activities and due diligence requirements regarding smelters are made with the goal of responsibly sourcing 3TG. To satisfy these requirements, JOI relies on suppliers and OEMs to identify all the smelters in our global 3TG minerals supply chain. Once smelters are identified, JOI identifies 3TG smelter mines and the country of origin with the greatest possible specificity. For smelters of 3TG in Covered Countries, JOI then makes efforts to determine if any smelters may support armed groups or criminal mining activities. JOI has performed all elements of our Conflict Minerals Programs to the best of our abilities and in a holistic manner, which allows us to better evaluate all requisite elements of the program and provide the most thorough evaluations and conclusions.

Each year JOI reviews and updates, as necessary, our Supplier Statement of Basic Standards for all suppliers in our global supply chain. This Statement includes the compulsory compliance with Dodd-Frank and the required participation of applicable suppliers to adhere to our Conflict Minerals Program. First-tier suppliers that are not in-scope of Dodd-Frank are also required to adhere to this Statement, and are reminded of their sourcing expectations, even if they are not subject to the Rule, should their status change from out-of-scope to in-scope.

JOI’s robust Conflict Minerals Program starts with supplier evaluation and permeates throughout JOI’s applicable business groups to engage support staff, business group leaders, senior management, and senior executives to complete specified compliance tasks. JOI’s internal dedication to this strong company management system provides an example for all required JOI participants to complete the program with integrity year after year, strive for continued improvement, and create greater transparency in JOI’s sourcing of 3TG.

Other supply chain actors are also called upon to cooperate and participate in JOI’s multi-tiered Conflict Minerals compliance strategy. The result is a comprehensive supply chain transparency program that continues to evolve to meet the expectations of JOI stakeholders, industry, and the law.

JOI’s consistent communication, including education, outreach, and training to both JOI suppliers and employees helps to ensure the ongoing quality of JOI’s Conflict Minerals Program, as well as fulfillment of internal and external obligations under Dodd-Frank. Included in the ongoing communication that JOI provides, both internally and externally, are reminders to all obligated parties of their role in JOI’s supply chain, along with their respective responsibilities associated with their compliance expectations, and applicable risks associated with the performance of their obligations.

This Conflict Minerals Report is inclusive for all JOI products at a company level, and all covered products in all JOI business groups. This report may be found on our website at: https://www.johnsonoutdoors.com/legal/conflict-minerals-policy.

JOI’s Conflict Minerals Program:

For the past seven years, JOI has disclosed information about our due diligence measures taken to determine the source of mineral ores containing tin, tantalum, tungsten and gold (3TG), also known as conflict minerals under the Dodd-Frank Rule (hereafter referred to as the Rule). We have performed required due diligence procedures for evaluating the chain of custody of the extraction through end use of 3TG in our mineral supply chain to ensure and promote responsible sourcing of 3TG from the Democratic Republic of Congo and its nine adjoining countries (Covered Countries). We have disclosed relevant information about the performance of our policies, practices, and results of our due diligence and how, as a company, we have consistently strengthened our due diligence efforts over time. Each year since the implementation of the Rule, JOI has evaluated and continuously improved this Program with the focus on increased expansive identification and disclosure of the source and chain of custody of conflict minerals in our supply chain, and to determine if any 3TG smelters in our supply chain may support armed groups in Covered Countries.  As JOI’s Conflict Minerals Program continues to evolve year after year, our supply chain transparency and due diligence efforts continue to improve in identifying more representative results regarding smelters of 3TG in our supply chain relating to the conflict minerals necessary to the functionality or production of products manufactured by JOI, or contracted to be manufactured for JOI.

Since 2013, the management and execution of JOI’s Conflict Minerals Program has been routinely integrated in other areas of our supply chain and Corporate Social Responsibility (CSR) activities. Consistent with JOI’s CSR methodology, JOI’s consistent and robust conflict minerals management program is founded on senior executive commitments. These commitments set the tone and example for promoting a strong company management system for all people within JOI who have roles and responsibilities that contribute to the successful completion of our Conflict Minerals Program.

Second to the strong internal commitment to the successful implementation of our Conflict Minerals Program is the coordination of efforts to communicate and obtain relevant and quality smelter information from JOI suppliers. Supplier communication includes suppliers that are both in-scope of the law and out-of-scope, to ensure that every active supplier in our supply chain understands their role, or potential role, in our conflict minerals supply chain due diligence plan. JOI makes Reasonable Country of Origin Inquiries (RCOIs) to our first-tier suppliers in order to identify all 3TG smelters in Covered Countries. JOIs RCOI methodology starts with making multiple efforts throughout the reporting year to identify the mines and locations of origin of 3TG with the greatest possible specificity and is completed by making direct smelter RCOIs where possible and necessary.

Routine communication to first-tier suppliers regarding collection of smelter information includes notifying all suppliers of JOI’s Conflict Minerals Policy. JOI also routinely encourages all suppliers to source from conflict-free smelters within the global supply chain. Sourcing from conflict-free smelters in Covered Countries demonstrates JOI’s support of legitimate trade of conflict minerals in Covered Countries. JOI also routinely reminds all suppliers that we are unable to purchase goods and services from suppliers who source from smelters engaged in criminal mining activities including supporting armed groups in Covered Countries.

JOI’s annual Conflict Minerals Program includes, but is not limited to, the following:
•	Conformance to an internationally recognized due diligence framework.
•	Maintenance of a publicly available corporate conflict minerals policy.
•	Design and implementation of an organization-wide process that ensures annual awareness, outreach, and training offered to 100% of JOI suppliers, both in-scope and out-of-scope of the Rule.
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Ensuring that 100% of JOI suppliers, both in-scope and out-of-scope of the Rule, are annually made aware of JOI’s policy and standards regarding sourcing of conflict minerals, as well as internal and supplier obligations to comply with our conflict minerals policy.

•
Maintenance of internal protocols that ensure conflict minerals supply chain due diligence and compliance obligations are clearly presented, understood and fulfilled by JOI employees who have responsibility for the SEC disclosure requirements under the Rule including senior executives, senior management, business group leaders, support staff, and others.

•	Survey and analysis of all first-tier suppliers and other identifiable sources of 3TG, including distributors and original equipment manufacturers (OEMs).
•
Annual implementation of a supply chain communication plan that includes requests, and repeated requests where necessary, for the completed and current RMI Conflict Minerals Reporting Template (CMRT) from in-scope first-tier suppliers in order to facilitate supply chain transparency by gathering, surveying, and evaluating suppliers and sources of 3TG, and identifying 3TG smelters in JOI’s supply chain.

•
Annual internal audit of all first-tier suppliers regarding their understanding of the conflict minerals Rule, their obligations regarding the Rule, and JOI’s expectations regarding their compliance with the Rule.

•	Escalation of audit results and risk assessments to business group leaders as appropriate.
•	Identification of priority first-tier suppliers that supply electrical and electronic equipment (EEE) and electrical and electronic parts (EEP).
•	Escalation of Reasonable Country of Origin Inquiry (RCOI) efforts to JOI business group leaders, including identification of smelters from priority suppliers of EEE and EEP.
•	Collection of conflict minerals information from first-tier suppliers and OEMs from RCOIs to identify 3TG in our supply chain and the sources of 3TG in Covered Countries.
•	Identification and mitigation of risk where our products may contain conflict minerals that could finance or benefit armed groups in Covered Countries.
•
Supplier-specific risk identification and mitigation regarding suppliers that may source from smelters that have been suspected of any conflict mining activities, other illegal activities, and/or are associated with entities on the OFAC and/or SDN lists.

•
Identification of global 3TG smelters in order to determine the locations, country of origin, and mines of these ores, as well as the processing facilities, operations, or trade routes of 3TG from extraction to end use with the greatest possible specificity.

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Reliance on the RMAP and other industry approved mechanisms to validate smelter supply chain due diligence and provide independent third-party audits of smelter management systems, sourcing and due diligence practices.

•	Internal research and due diligence to evaluate and validate smelters not participating in the RMAP or other industry approved mechanisms.
•	Review of due diligence for RMAP smelters to ensure the validity and current state of RMI information.
•	Performance of due diligence for RMAP smelters to determine and/or confirm presence in Covered Countries.

•	Making annual requests that first-tier and subsequent tier suppliers only source from RMAP participating smelters and/or validated conflict-free smelters of 3TG.
•
Setting the expectation that direct and indirect suppliers source responsibly and participate in multi-stakeholder initiatives focused on mineral activities both upstream (between the mine and the smelter) and downstream (after smelter or refiner processing).

•	Making direct contact with smelters that are not participating in an RMAP protocol to encourage them to participate in an RMAP program, wherever possible.
•	Multi-tiered assessment and performance of risk mitigation efforts throughout our supply chain including review, evaluation and escalation to, and by, business group leaders and senior management.
•	Maintenance of an annual improvement plan based on previous reporting years and annual lessons learned.
•	Maintenance of an online grievance mechanism that allows JOI, its suppliers, and any concerned parties to communicate concerns regarding our Conflict Minerals Program.
•	Public disclosure and reporting of the results of our due diligence.
•	Secure maintenance of all records relating to our smelter due diligence efforts and Conflict Minerals Program for a minimum of five years.

Due Diligence:

Design of Due Diligence:

JOI’s Conflict Minerals Program adheres to the steps outlined in the “Five Step Framework for Risk-Based Due Diligence in the Mineral Supply Chain” (Annex I) and the “Model Supply Chain Policy for a Responsible Global Supply Chain of Minerals from Conflict-Affected and High-Risk Areas” (Annex II) included in the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition).

JOI follows these steps as an SEC requirement that issuers under Dodd-Frank conform to a nationally or internationally recognized due diligence framework.

Due Diligence Performed:

The Five Steps in the OECD Framework Guidance are listed below and are mapped to the specific due diligence steps taken by JOI to satisfy the fulfillment of those steps.

Each step includes details of JOI’s heightened due diligence performance to determine and disclose the chain of custody of Conflict Minerals in our supply chain as well as the sourcing practices of 3TG smelters identified by JOI’s first-tier suppliers and OEMs. Descriptions of the measures that JOI has taken to exercise due diligence on the source and chain of custody of the 3TG in our in-scope products include, but are not limited to, the following:

OECD Steps:	JOI Due Diligence Measures Performed:
Step 1: Establish strong company management systems.	•	Assign and implement multi-disciplinary responsibilities to internal JOI senior executives, senior management, business group leaders, support staff, and our third-party consultant to carry out all elements of JOI’s Conflict Minerals Program.
	•	Maintain a detailed project plan and hold biweekly meetings for JOI employees, business group leaders, and senior management members who have responsibility for the SEC disclosure requirements under the Dodd-Frank rules regarding conflict minerals, and regularly publish this project plan on JOI’s intranet.
	•	Annually review JOI’s Conflict Minerals Program and results by senior management, senior executives, and legal counsel.
	•	Annually discuss conclusions made by business group leaders, senior management, senior executives and legal counsel regarding decisions that are determined in the Conflict Minerals Report.
	•	Annually review our Conflict Minerals Program and implement improvements based on lessons learned.
	•	Maintain records in a secure computerized database repository for a minimum of five years.
Step 2: Identify and assess risk in the supply chain.	•	Annually evaluate 100% of JOI’s first-tier suppliers across all business groups as being in or out of scope of the Conflict Minerals Program.
	•	Review and verify supplier commodity class and status.
	•	Review and update affected and priority suppliers, based on commodity class.
	•	Review new suppliers and changes in supplier status and commodity class.
	•	Assess risk in our mineral supply chain according to commodity class, supplier status and supplier responses.
	•	Hold business group leaders accountable for escalations of supplier RCOIs and supplier risk assessments.
	•	Engage suppliers by performing multi-tiered survey of 100% of JOI in-scope and first-tier conflict minerals suppliers by requesting current, complete, and accurate CMRTs in order to identify 3TG smelters in the supply chain and set expectations for compliance.
	•	Annually redistribute copies of our conflict minerals policy and basic standards to all active first-tier suppliers, regardless of commodity class or in-scope status of conflict minerals.
	•	Analyze smelter information from suppliers with the information available from the RMI, the London Market Bullion Association (LBMA), the Responsible Jewellery Council (RJC), and other accredited industry mechanisms.
	•	Analyze smelter information from suppliers via other sources, including but not limited to information from: iTSCi (ITRI Tin Supply Chain Initiative); extensive internet research including smelter websites and company profiles; non-governmental organization (NGO) websites; in-region sourcing programs; industry leader CMRTs and reports; specialized SEC research reports; public news articles and publications.

	•	Identify smelters of 3TG that appear to have facilities, or likelihood of facilities, operations or trade routes, in Covered Countries.
	•	Report identified and/or potential supply chain risks to business group leaders and senior management.
	•	Report potential supply chain risks to applicable suppliers and request further supplier due diligence where needed.
	•	Evaluate change in first-tier supplier CMRT status, including change in smelter identification status.
	•	Evaluate elevated risk of first-tier suppliers that identify high-risk suppliers in our supply chain.
	•	Evaluate conflict minerals statements, status and CMRTs from OEMs.
Step 3: Design and implement a strategy to respond to identified risks.	•	Perform internal audit of the distribution of our conflict minerals policy in order to evaluate and ensure supplier understanding, acknowledgment, and adherence to this policy and to our Supplier Basic Standards; escalate risks to business group leaders.
	•	Perform internal multi-tiered analysis of our suppliers’ CMRTs including: completeness; reasonable response based on commodity class and scope; consistency with previous reporting year(s) information; and identification of smelters.
	•	Communicate supplier expectations for return of the most current CMRT including identification of all valid and current smelters.
	•	Communicate supplier expectation to notify us of any risks and red flags identified by their own enhanced due diligence activities for smelters.
	•	Communicate supplier expectation that they notify us immediately of any smelters that may be suspected of supporting armed groups in Covered Countries.
	•	Inform suppliers that JOI is unable to purchase goods and services from suppliers who source, directly or indirectly, from smelters that have ties to sanctioned entities on the SDN and/or OFAC lists and smelters engaged in criminal activities, including criminal mining activities, regardless of sourcing from Covered Countries.
	•	Communicate supplier expectations that suppliers are to perform due diligence regarding all smelters that are listed on CMRT declarations and verify the legitimacy of smelters in their supply chains.
	•	Perform ongoing internal and external training of the Rule, including notification of risks to JOI employees and all suppliers in the supply chain.
	•	Engage JOI business group leaders, support staff, and our third-party consultant in multi-tiered follow ups and escalations with suppliers in an effort to obtain a higher quantity and quality of smelter information, particularly from suppliers of EEE and EEP.
	•	Use JOI’s level of influence to encourage suppliers to source from RMI audited and compliant smelters and communicate the expectation that they source only from smelters participating in the RMAP or other industry-approved mechanisms.

	•	Encourage identified smelters to participate in the RMAP and obtain RMAP Conformant certification if they have not already done so.
	•	Continue to improve efficiency and effectiveness of our Conflict Minerals Program to close gaps and mitigate risks in each reporting year.
	•	Perform risk mitigation efforts to ensure suppliers are in conformance with our conflict minerals policy and expectations.
	•	Execute a risk mitigation plan that improves supply chain due diligence and mitigates the risk that any conflict minerals identified in our supply chain may benefit any armed groups in Covered Countries.
	•	Communicate risks to business group leaders, our internal conflict minerals senior management team, and senior executives.
	•	Request that business group leaders evaluate and identify any additional risks throughout the due diligence process.
	•	Perform gap analysis and communicate these gaps and issues to our conflict minerals senior management team, and senior executives.
	•	Review and discuss supplier and smelter gaps with business group leaders, conflict minerals senior management team, senior executives, and legal counsel.
Step 4: Carry out independent third-party audit of smelter due diligence practices.	•	Identify smelters in Covered Countries that are conflict-free, or are participating in a conflict-free program as defined by the RMI.
	•	Rely on the RMI RMAP as our primary third-party audit resource and status for smelters in our supply chain.
	•	Rely on the due diligence performed by the LBMA and RJC as supplemental/secondary due diligence of the conflict-free status of smelters.
	•	Review RMI smelter information for timeliness, accuracy, and changes, including smelters that no longer meet the definition of a smelter and/or an operating smelter according to the RMI.
	•	Review RMAP corrective action plans and schedules for relevant smelters.
	•	Directly contact, where possible, smelters in the form of an RCOI regarding chain of custody of conflict minerals and evidence of due diligence for whom we were unable to confirm conflict-free status via the sources above.
	•	Conduct screening of smelters against the current Office of Foreign Assets Control (OFAC) list and list of Specially Designated Nationals (SDN).
Step 5: Report on supply chain due diligence.	•	In compliance with Dodd-Frank and the SEC Final Rule, on or before May 31, 2020 (or such business day immediately following such due date), JOI will file Form SD and the Conflict Minerals Report (this report) with the SEC, as well as publish this information on its website.

Results of Due Diligence:

JOI identified 305 unique and validated 3TG smelters in its supply chain in RY2019. These are associated with the following 3TG as follows:

•	Gold: 148
•	Tantalum: 44
•	Tin: 63
•	Tungsten: 50

Out of these 305 smelters, JOI identified 95 unique smelters that we have reason to believe either source 3TG from the DRC and/or surrounding countries (Covered Countries) or have some type of facility, operation, or trade route in Covered Countries anywhere from extraction to end use. JOI exercised due diligence on the conflict minerals (CM) source and chain of custody for these 95 smelters who we believe may have a presence in Covered Countries.

Conflict-free (CF) status and believed Covered Country facility location for these 95 smelters are summarized in the table below. The conflict-free status is based on due diligence research performed starting on February 6th, 2020 and concluded on March 30th, 2020. Additional details regarding specific smelter names, countries, and believed facility locations of 3TG may be shared upon request.

Smelter Table:

3TG; # of Smelters:	95 Smelters with 412 Possible Locations in Covered Countries (CCs):
Gold: 29 Smelters
80 possible presences located in 10 CCs:
•      22 RMI RMAP SORs include 69 possible presences in the following CCs: DRC (16); Angola (4); Burundi (5); Central African Republic (4); Republic of the Congo (6); Rwanda (9); S. Sudan (4); Tanzania (8); Uganda (6); Zambia (7)
•      5 CF self-declared and believed to be CF SORs include 7 possible presences in the following CCs: DRC (5); Angola (0); Burundi (0); Central African Republic (0); Republic of the Congo (0); Rwanda (0); S. Sudan (0); Tanzania (0); Uganda (1); Zambia (1)
•      1 LBMA validated CF SOR includes 1 possible presence in the following CC: DRC (0); Angola (0); Burundi (0); Central African Republic (0); Republic of the Congo (0); Rwanda; (0) S. Sudan (0); Tanzania (0); Uganda (1); Zambia (0)
•      1 U/K CM Compliant SOR includes 3 possible presences in the following CCs: DRC (1); Angola (1); Burundi (0); Central African Republic (0); Republic of the Congo (0); Rwanda; (0) S. Sudan (0); Tanzania (0); Uganda (0); Zambia (1)

Tantalum: 33 Smelters
200 possible presences located in 10 CCs:
•      32 RMI RMAP SORs include 190 possible presences in the following CCs: DRC (28); Angola (17); Burundi (20); Central African Republic (17); Republic of the Congo (18); Rwanda (22); S. Sudan (17) Tanzania (17); Uganda (17); Zambia (17)
•      1 CF self-declared and believed to be CF SOR includes 10 possible presences in the following CCs: DRC (1); Angola (1); Burundi (1); Central African Republic (1); Republic of the Congo (1); Rwanda (1); S. Sudan (1); Tanzania (1); Uganda (1); Zambia (1)

Tin: 14 Smelters
82 possible presences located in 10 CCs:
•      13 RMI RMAP SORs include 79 possible presences in the following CCs: DRC (12); Angola (7); Burundi (7); Central African Republic (7); Republic of the Congo (9); Rwanda (9); S. Sudan (7); Tanzania (7); Uganda (7); Zambia (7)
•      1 U/K CM Compliant SOR includes 3 possible presences in the following CCs: DRC (1); Angola (0); Burundi (0); Central African Republic (0); Republic of the Congo (0); Rwanda; (1) S. Sudan (0); Tanzania (0); Uganda (0); Zambia (1)

Tungsten: 19 Smelters
50 possible presences located in 10 CCs:
•      17 RMI RMAP SORs include 45 possible presences in the following CCs: DRC (15); Angola (2); Burundi (5); Central African Republic (2); Republic of the Congo (3); Rwanda (9); S. Sudan (2); Tanzania (2); Uganda (3); Zambia (2)
•      1 CF self-declared and believed to be CF SOR includes 2 possible presences in the following CCs: DRC (1); Angola (0); Burundi (0); Central African Republic (0); Republic of the Congo (0); Rwanda (0); S. Sudan (0); Tanzania (0); Uganda (0); Zambia (1)
•      1 U/K CM Compliant SOR includes 3 possible presences in the following CCs: DRC (1); Angola (0); Burundi (0); Central African Republic (0); Republic of the Congo (0); Rwanda; (1) S. Sudan (0); Tanzania (0); Uganda (0); Zambia (1)

3TG Conflict-Free Due Diligence Summary:

The conflict-free (CF) status for all 3TG smelters that may have facilities located in CCs is as follows:

•	Gold appears to be 97% CF
•	Tantalum appears to be 100% CF
•	Tin appears to be 93% CF
•	Tungsten appears to be 95% CF

RMAP Participation Summary:

The conflict-free status of the 95 smelters listed as having possible presences in Covered Countries is as follows:

•	84 (88.4%) are RMI RMAP Conformant
•	8 (8.4%) are believed to be CF due to self-declaration or other acceptable accreditation(s)
•	3 (3.2%) are unknown CF status, as no information was available from public sources and the smelters were not able to be confirmed as CF via direct RCOI

Due Diligence Conclusion:

➢	97% of all 3TG smelters that may be in Covered Countries appear to be conflict-free
➢	3% of all 3TG smelters that may be in Covered Countries are of unknown conflict-free status

➢	88.4% of all 3TG smelters that may be in Covered Countries were participating in an RMAP program
➢	99% of the 3TG smelters in JOI’s entire supply chain, either believed to source in or out of Covered Countries, are believed to be conflict-free

Improvements:

Each year JOI has made improvements in traceability and reporting of 3TG in our minerals supply chain. Although some of the figures for RY2019 represent a small decrease, these are primarily due to the RMI smelter re-categorization as of the RMI status research date. These re-categorizations include the change of over 24% of RMI listed smelters from meeting the definition of an operating smelter to no longer meeting the definition of a smelter or no longer operating as a valid smelter.

The total number of smelters identified in RY2019 is 97% of those that were identified in RY2018 (305 versus 314). The total number of smelters in Covered Countries identified in RY2019 (95) is 99% of valid smelters that were identified in RY2018 (96).

Given the significant 24% decrease in valid smelters according to the RMI, the differences in the number of JOI-identified smelters and smelters in Covered Countries from 2018 is miniscule: only 1 less smelter was identified, and 3 fewer total valid smelters were identified.  JOI’s smelter due diligence was affected by how the RMI changed the definition of an operating smelter, and the overall result is an improvement, once the 24% of non-validated smelters are removed from the evaluation.

Despite the changes in validated JOI smelters, validated RMI smelters, and valid smelters in Covered Countries, only 3 smelters were identified as conflict status unknown, which is consistent with RY2018.

Possible presences of smelters in Covered Countries increased by 19% from 346 in RY2018 to 412 in RY2019. This is a significant increase in possible presences in Covered Countries given that there was 1 less smelter in Covered Countries than in RY2018. The higher number of possible presences in Covered Countries may be an indication that there is greater transparency being reported in smelter locations and operations. JOI’s due diligence in RY2019 was facilitated by an increase of smelter information available from public sources. JOI attributes this increase in public information to the imminent compliance with the UK Conflict Minerals Regulation which goes into effect in January 2021.

Other improvements are that total supplier RCOI response rate increased in RY2019 by 1%, and there was a 10% increase from RY2018 in number of suppliers who provided smelter names.

The number of invalid smelters listed by JOI’s first-tier suppliers and OEMs increased by 83% and the total number of listed smelters increased dramatically by over 33%. Despite the significant increase in the total number of smelter listings, including invalid smelter listings, the number of overall unique smelter listings decreased by 1% from RY2018. Only 4% of all smelter listings by first-tier suppliers and OEMs were unique smelter listings, and less than 26% were valid unique smelter listings. This indicates that 96% of all smelters listed by suppliers and OEMs were duplicates. The high number of duplicate smelters for all first-tier and OEM suppliers demonstrates the consistency of reported smelters, regardless of the number of RCOIs received. JOI believes that the smelters identified are representative of all the smelters in JOI’s supply chain, even though JOI did not receive 100% smelter listings from RCOIs that listed the presence of 3TG in products.

For the third year in a row, JOI is able to reasonably determine that all the tantalum in our supply chain that we believed may be sourced from Covered Countries appears to be 100% conflict-free. The conflict-free status of gold in Covered Countries rose significantly from 92% in RY2018 to 97% RY2019. The conflict-free status of tungsten remained consistent at 95% conflict-free in Covered Countries, and Tin appears to be 93% conflict-free in Covered Countries.

Despite the large variation in the number of believed smelter presences in Covered Countries, the number of conflict-free unknown smelters remained only 3, the same number for RY2018 and RY2017. This reflects a conflict-free status of 97% of 3TG smelters in Covered Counties, which is the same as RY2018. While the percentage of conflict-free smelters in Covered Countries has increased each year since the program began in RY2013, the percentage of conflict-free smelters both in and out of Covered Countries has remained the same since RY2015 at 99%.

In RY2019 JOI reported the highest number of total smelter listings and the highest number of possible presences of smelters in Covered Countries in the history of JOI’s Conflict Minerals program, with increases of 33% and 19%, respectively. JOI attributes this to improvements in our comprehensive Conflict Minerals Program including: increased participation from JOI business group leaders, increased involvement of business group leaders in obtaining higher numbers and a higher quality of supplier responses, consistent training offered to 100% of JOI first-tier suppliers, and increased due diligence performed regarding high-risk smelters suspected of being in JOIs supply chain. Improvement may also be due to: overall increased supply chain transparency resulting from the imminent EU Conflict Minerals Regulation, the possible inclusion of additional minerals under Dodd-Frank, global attention to conflict-affected and high-risk areas (CAHRA) worldwide, and global ethical minerals sourcing from those areas.

Additional information regarding statistical improvements may be shared upon request.

Determination:

JOI identified smelters in our supply chain by making numerous reasonable country of origin inquiries (RCOIs) from JOI’s first-tier suppliers and collecting CMRTs from these suppliers and OEMs (original equipment manufacturers) of 3TG. JOI’s suppliers used the CMRT to disclose smelters in their supply chains and provide related compliance information to JOI. JOI researched the source and chain of custody of conflict minerals in its supply chain from smelters identified by these suppliers and OEMs. After performing the requisite due diligence regarding the source and chain of custody of conflict minerals from smelters in Covered Countries, JOI has concluded, based on these good faith efforts, that certain smelters in our minerals supply chain either do have, or may have, facilities that source 3TG from Covered Countries and/or may have some type of operations or trade routes, from extraction to end use, in Covered Countries.

JOI has concluded, based on our due diligence efforts, that we do not have sufficient information to conclusively confirm that 100% of the 3TG smelters in our supply chain are conflict-free, or that 100% of 3TGs in our supply chain are sourced exclusively from recycled or scrap sources.

Through JOI’s risk-based due diligence, we are able to reasonably conclude that that none of the smelters identified by our first-tier suppliers or OEMs have confirmed to us as that they source 3TG that directly or indirectly finance or benefit armed groups in Covered Countries. Additionally, JOI has been able to reasonably conclude that no smelters in our supply chain have participated in criminal mining activities, other illegal activities, or are associated with entities on the OFAC and/or SDN lists.

Although JOI cannot conclusively confirm that 100% of the 3TG smelters in our supply chain are conflict-free, our due diligence efforts can reasonably conclude that 100% of the tantalum in our supply chain is sourced from smelters that are either conflict-free or are from recycled or scrap sources.

All of JOI’s due diligence efforts in our conflict mineral supply chain are based on smelter information as provided by JOI’s first-tier suppliers and/or original equipment manufacturers, and by direct smelter due diligence including making reasonable country of origin inquires directly to smelters where possible.

Planned Risk Mitigation and Future Due Diligence Measures:

Steps to mitigate the risk that any conflict minerals identified in our supply chain benefit armed groups are planned and executed throughout JOI’s Conflict Minerals Program cycle. Risk identification and mitigation is a multi-tiered effort that includes supplier communication, 100% supplier response evaluation, 100% smelter evaluation, business group leader risk escalation, followed by senior management and legal review and consideration. These planned risk mitigation efforts ensure that our suppliers are aware of the requirements to cease sourcing of any 3TG that may support or benefit armed groups in Covered Countries and to identify legitimate sources of 3TG in our supply chain. The coordinated results are reduced risks, as well as annual improvements, in each segment of our Conflict Minerals Program.

As JOI continues to improve our due diligence measures, we consider the due diligence measures of other issuers under the Rule, as well as stakeholders, including Non-Governmental Organizations.

JOI’s planned risk mitigation frameworks and activities, and future due diligence activities, include but are not limited to the following:
•	Engaging internal business group leaders and support staff at a deep level for review, analysis, evaluation, and recommendation for both supplier and smelter risks in each business group.
•	Imposing direct responsibility and action items on business group leaders for supplier escalations and risk assessment for their respective business groups.
•
Leveraging multi-tiered influence from JOI’s internal and external resources in order to compel its first-tier suppliers that are in-scope of the Rule to deliver more current, accurate, timely, and complete information regarding 3TG smelters in their supply chain.

•
Leveraging multi-tiered influence from JOI’s internal and external resources to increase response level from first-tier distributors that are in-scope of the Rule regarding JOI’s supply chain procedures and increase their participation in supply chain transparency of conflict minerals, including furnishing CMRTs for their OEMs.

•
Emphasizing the high probability of 3TG in EEE and EEP, and maintain pressure, specifically on first-tier suppliers of EEE/EEP, to provide current, correct, and more comprehensive smelter information, including CMRTs from their OEMs as applicable.

•	Continuing to review commodity classes with business group leaders for veracity and inclusion of EEE/EEP criteria for active first-tier suppliers.
•
Repeating and continuing to enhance JOI’s annual proactive supplier communication plan that includes annual updates, legislative reminders, and ongoing training to further assist 100% of JOI’s active suppliers, regardless of in-scope status, regarding the need for correct and complete conflict minerals information to satisfy the SEC requirements.

•
Using our level of influence to encourage all suppliers to source only from smelters validated as compliant to the RMAP assessment protocol via the current version of the RMI RMAP Conformant Smelter List or other accredited independent validation scheme or institutional mechanism.

•
Using our level of influence to encourage all suppliers to source away from unvalidated conflict-free smelters, smelters with unknown conflict status, and to identify conflict minerals sources in their supply chains.

•
Using our level of influence to have suppliers re-evaluate and confirm or refute the actual presence of questionable smelters as identified in their supply chains, including removing these suppliers if they are not confirmed to factually be in their supply chains and requesting updated CMRTs from suppliers as needed.

•
Instructing suppliers to immediately and directly advise JOI if they have reason to believe that any person or entity in their supply chain is directly or indirectly financing or benefiting armed groups in Covered Countries, and providing a discrete mechanism to do so if any party wishes to report this information anonymously.

•
Pressuring smelters with undeterminable conflict-free status to become verified as adhering to conflict-free sourcing practices and encouraging participation in the RMAP audit process; this is done through direct and repeat smelter RCOIs or other electronic communication where available.

•	Reviewing smelter red flags for locations of gold origin and transit.
•	Reminding suppliers to notify JOI of any smelters where risks and red flags may be identified by their own due diligence activities for all 3TG.
•	Reminding suppliers to perform due diligence regarding any and all smelters that are listed on CMRT declarations and verify the legitimacy of these smelters in their supply chains.
•	Reviewing RMAP corrective action plans and schedules for relevant smelters.
•	Reviewing RMI re-categorization of smelters that no longer meet RMI’s definition of a smelter or are no longer operating as a smelter.
•	Making all JOI suppliers aware of the requirements to cease sourcing of any 3TG that may support or benefit armed groups in Covered Countries or may engage in any criminal mining activity.
•	Reviewing all smelters against the current Office of Foreign Asset Control (OFAC) list.
•
Reminding all suppliers that JOI is unable to purchase goods and services from suppliers who source, directly or indirectly, from smelters that have ties to sanctioned entities on the SDN or OFAC lists.

•	Reminding all JOI suppliers to perform their own risk mitigation actions regarding high-risk smelters that may be in their supply chains.
•
Considering industry best practices, and other global Conflict Minerals laws to embrace a global approach and anticipate future expansion of the Rule, including the possibility of additional ores and the impact on Conflict Minerals sourcing from conflict-affected and high-risk areas worldwide.

Description of Products:

Necessary conflict minerals may be found in products that JOI manufactures, and contracts to manufacture, including accessories for all groups. Descriptions of product families by business group are as follows:

Fishing Group:
•	Trolling motors
•	Shallow water anchors
•	Battery chargers
•	Fishfinders
•	Downriggers

Dive Group:
•	Dive computers, instruments and gauges
•	Dive watches
•	Scuba dive equipment
•	Buoyancy compensators

Camping Group:
•	Camping tents, sleeping bags and furniture
•	Camping stoves
•	Military, party, and event tents

Watercraft Recreation Group:
•	Canoes
•	Kayaks
•	Personal flotation devices
•	Paddles

Conclusion:

Based on the “OECD Five Step Framework for Risk-Based Due Diligence in the Mineral Supply Chain” (Annex I) and the “Model Supply Chain Policy for a Responsible Global Supply Chain of Minerals from Conflict-Affected and High-Risk Areas” (Annex II), JOI’s organization and execution of 3TG smelter due diligence in our supply chain fulfill all the requisite issuer requirements of Dodd-Frank.

JOI’s good faith efforts in fulfilling all aspects of its Conflict Minerals Program ensure that we have been able to properly identify the source and chain of custody of conflict minerals in our supply chain as necessary to the production of JOI products where applicable.

All of JOI’s due diligence efforts are based on the results and the information represented by our first-tier suppliers and OEMs of 3TG, and the requisite smelter research and due diligence performed. JOI also relied on information published on the RMI website regarding smelter status and conflict-free verification via its Responsible Minerals Assurance Process as an accredited third-party audit mechanism. All information presented in this Conflict Minerals report is represented with the most accuracy to our knowledge during the window of research and due diligence performed.

Any errors or omissions may be inherent in these results due to errors or omissions in supplier and smelter RCOIs, supplier and OEM CMRTs, the RMI categorization of a smelter at the time of the research, and subsequent updates to RMI smelter status and information.

Per the requirements of Dodd-Frank, JOI maintains an early warning risk-awareness conflict minerals grievance mechanism. This mechanism is designed for JOI to receive any additional relevant information that may not have been uncovered through our due diligence process in supply chain transparency as it relates to conflict minerals. Any information found to be contradictory to this Conflict Minerals Report may be communicated to JOI through this grievance mechanism which may be found at the following URL: https://www.johnsonoutdoors.com/legal.

Appendix A:

Below is a list of the 3TG smelters with one or more worldwide facilities that JOI suppliers identified to potentially be in our conflict minerals supply chain and that were participating at some level with the Responsible Minerals Initiative’s (RMI) Responsible Minerals Assurance Process (RMAP) in RY2019. The presence of a smelter on the list below does not indicate that JOI products necessarily contained conflict minerals sourced or processed by that smelter. The identity and location information for each entity was reported by the RMI as of February 6th, 2020.

3TG:	Smelter Name:	Location:

Gold	8853 S.p.A.	ITALY
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	Bangalore Refinery	INDIA
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Metaux S.A.	SWITZERLAND
Gold	Chimet S.p.A.	ITALY
Gold	DODUCO Contacts and Refining GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	DS PRETECH Co., Ltd.	KOREA, REPUBLIC OF
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Italpreziosi	ITALY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Kojima Chemicals Co., Ltd.	JAPAN

Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L’Orfebre S.A.	ANDORRA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF
Gold	Marsam Metals	BRAZIL
Gold	Materion	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	PAMP S.A.	SWITZERLAND
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	REMONDIS PMR B.V.	NETHERLANDS
Gold	Royal Canadian Mint	CANADA
Gold	SAAMP	FRANCE
Gold	Safimet S.p.A	ITALY
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	SAXONIA Edelmetalle GmbH	GERMANY
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Umicore Precious Metals Thailand	THAILAND

Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint (T/a The )	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Tantalum	Asaka Riken Co., Ltd.	JAPAN
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	CP Metals Inc.	UNITED STATES OF AMERICA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	KEMET Blue Powder	UNITED STATES OF AMERICA
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineração Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	Power Resources Ltd.	MACEDONIA
Tantalum	QuantumClean	UNITED STATES OF AMERICA
Tantalum	Resind Indústria e Comércio Ltda.	BRAZIL
Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tin	Alpha	UNITED STATES OF AMERICA
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA

Tin	China Tin Group Co., Ltd.	CHINA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA
Tin	Fenix Metals	POLAND
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Ma’anshan Weitai Tin Co., Ltd.	CHINA
Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Metallo Belgium N.V.	BELGIUM
Tin	Metallo Spain S.L.U.	SPAIN
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.	BOLIVIA
Tin	Precious Minerals and Smelting Limited	INDIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIET NAM
Tin	Thaisarco	THAILAND
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Company Limited	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	ACL Metais Eireli	BRAZIL
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA

Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	JSC “Kirovgrad Hard Alloys Plant”	RUSSIAN FEDERATION
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	KGETS Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Masan Tungsten Chemical LLC (MTC)	VIET NAM
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA

JOI’s first-tier suppliers and OEMs identified at least 77 additional entities which are not listed here because they were either not identified by the RMI or other accredited sources as a valid smelter or refiner and/or were not participating in any RMAP program during the time of the research conducted. Because these additional entities are not included in the above list, their names may be provided upon request.